Exhibit 23.7

December 15, 2006

Trina Solar Limited

No. 2 Xin Yuan Yi Road

Electronics Park, New District

Changzhou, Jiangsu 213031

People’s Republic of China

CONSENT OF INDEPENDENT APPRAISER

American Appraisal China Limited (“AAC”) hereby consents to the references to AAC’s name and value conclusions for accounting purposes, with respect to its appraisal report addressed to the board of Trina Solar Limited (the “Company”) dated August 31, 2006, in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission. AAC also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

AMERICAN APPRAISAL CHINA LIMITED

/s/ James Kwok
Name:	James Kwok
Title:	Vice President